Exhibit 99.1

Media Contacts:

Michelle Kim / Laura Lazear

mPRm Public Relations

mkim@mprm.com / llazear@mprm.com

323-933-3399

Investor Inquiries:

Moira Conlon / Kristen McNally

Financial Profiles, Inc.

310-277-4711

CallWave, Inc. Appoints Cisco Veteran Manny Rivelo to Board of Directors

Rivelo To Bring Strategic Vision and Years of Telecom Experience to CallWave

Santa Barbara, CA –March 27, 2008 – CallWave, Inc. (NASDAQ:CALL), a leading provider of Internet based telephony applications and services that integrate mobile phones and computing, announced today the appointment of Cisco executive Manny Rivelo to its board of directors. As Senior Vice President of Cisco Development Organization Operations, Rivelo brings a breadth of telecommunications and management experience to the CallWave board as the company builds momentum for a host of new product initiatives in 2008.

“Manny will be a great asset to our company as we become more public facing in 2008 and introduce new products and services,” said Jeff Cavins, chief executive officer of CallWave. “We are pleased to have Manny on board as we gear up to roll out a series of communication solutions that are designed to both integrate into existing business enterprise tools and applications and give users more power and choice over their communications and devices.”

Rivelo is also a member of the Cisco Development Council, the CDO senior leadership team that is collectively driving Cisco’s engineering and development and executing against joint goals and priorities. Rivelo joined Cisco in 1992 as a systems engineer and moved into positions of increasing responsibility within Cisco’s Worldwide Sales Team. In 2000 he was named Cisco’s head of Worldwide Technical Operations in addition to leading the Worldwide Systems Engineering organization. In 2001 he assumed additional responsibility for Worldwide Field Process and Technical Operations.

Prior to joining Cisco, Rivelo worked in various engineering roles with JP Morgan, Morgan Stanley and Bell Labs.

About CallWave, Inc.

CallWave enables communication interoperability between the mobile, landline, and desktop in ways never before possible. The result is a true, fully integrated, unified communications experience that provides complete control and manageability of the most critical devices on which users rely-the PC and the phone.

CallWave’s services are interoperable across mobile, computer and landline devices and work with a user’s existing phone number, existing network and service provider. CallWave also private-labels its full suite of services to partners and carriers—providing the critical layer in their unified communications strategy. Founded in 1998, CallWave is a publicly traded (NASDAQ:CALL) company headquartered in Santa Barbara, California. Please visit: www.callwave.com.

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